Exhibit 10.1

STOCK PURCHASE AGREEMENT
between
TRIUMPHE INSURANCE HOLDINGS LLC,
Seller,
and
NATIONAL INTERSTATE INSURANCE COMPANY,
Purchaser
Dated as of September 30, 2005

	4.2.3.	Performance	22
	4.2.4.	Certificate	22
	4.2.5.	Resignation	22
	4.2.6.	Termination of Certain Agreements	22
	4.2.7.	Shares and Transferred Assets; Other Agreements	22
4.3.		Conditions to the Seller’s Obligations	22
	4.3.1.	Representations and Warranties	22
	4.3.2.	Performance	22
	4.3.3.	Certificate	23

ARTICLE 5 COVENANTS			23

5.1.		Conduct of Business of the Company	23
5.2.		Filings and Authorizations	24
5.3.		Name Change	25
5.4.		Confidentiality	25
5.5.		Non-Competition and Non-Solicitation	25
5.6.		Updated Schedules	25
5.7.		Further Assurances	26

ARTICLE 6 TAX MATTERS			28

6.1.		Indemnity	28
6.2.		Returns and Payments	28
6.3.		Consents	29
6.4.		Time of Payment	30
6.5.		Cooperation and Exchange of Information	30
6.6.		Transfer Taxes	31
6.7.		Miscellaneous	31

ARTICLE 7 TERMINATION			31

7.1.		Termination	31
7.2.		Effect of Termination	32

ARTICLE 8 INDEMNIFICATION			32

8.1.		Survival of Representations and Warranties	32
8.2.		Additional Definitions	33
8.3.		Indemnity	33
8.4.		Third Party Claims	34
8.5.		Indemnity Payments	34
8.6.		Exclusive Remedy	35
8.7.		Miscellaneous	35

ARTICLE 9 MISCELLANEOUS			35

9.1.		Notices	36
9.2.		Entire Agreement	36
9.3.		Expenses	36
9.4.		Public Announcements	36
9.5.		Waiver; Construction	36
9.6.		Amendment	37
9.7.		No Third Party Beneficiary	37
9.8.		No Assignment; Binding Effect	37
9.9.		Headings	37
9.10.		Invalid Provisions	37
9.11.		Counterparts	38

9.12.	Governing Law	38
9.13.	WAIVER OF JURY TRIAL	38
9.14.	Specific Performance	38

STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement (this “Agreement”), dated as of September 30, 2005, is made by and between Triumphe Insurance Holdings LLC, a Delaware limited liability company (“Seller”), and National Interstate Insurance Company, an Ohio corporation (“Purchaser”).
W I T N E S S E T H
     WHEREAS, Seller is the owner of all of the issued and outstanding capital stock of Triumphe Casualty Company (the “Company”), a Pennsylvania domiciled insurance company, with seventy-five thousand (75,000) shares of common stock, par value Forty and 00/100 Dollars ($40.00) per share (the “Triumphe Shares”) issued and outstanding;
     WHEREAS, Seller desires to sell all of the Triumphe Shares to Purchaser, and Purchaser desires to purchase all of the Triumphe Shares from Seller, upon the terms and conditions and for the consideration described below;
     WHEREAS, Purchaser acknowledges that the Company discontinued writing new and renewal insurance policies on or about April 1, 2004 (the “Runoff Date”); and
     WHEREAS, since the Runoff Date the parties have worked together to transition various aspects of the Company’s operations to Purchaser;
     NOW, THEREFORE, in consideration of the foregoing and the mutual promises made and the mutual benefits to be derived from this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
     1.1. Definitions. The terms defined in this Article 1, whenever used in this Agreement, shall have the following meanings for all purposes of this Agreement.
     “Admitted Assets” mean all of the assets whose values are permitted to be included under the Pennsylvania insurance laws in the Company’s Statutory Statements.

     “Affiliate” of a specified Person means a Person that (at the time when the determination is to be made) directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, the specified Person.
     “Affiliate Agreements” means all agreements and arrangements between the Company and Seller or any Affiliate of Seller (excluding the Agency Agreement).
     “Agency Agreement” means the Agency Agreement executed July 2, 2001, between the Company and VFS Insurance Services LLC, a North Carolina limited liability company, as amended May 31, 2005 to remove agent’s binding authority effective as of the Runoff Date.
     “Agreement” shall have the meaning set forth in the Preamble of this Agreement.
     “Annual Statements” shall have the meaning set forth in Section 3.1.5 of this Agreement.
     “Approvals and Filings” shall have the meaning set forth in Section 3.2.3 of this Agreement.
     “Assessment Period” shall have the meaning set forth in Section 6.1 of this Agreement.
     “Audit” shall have the meaning set forth in Section 3.1.10(f) of this Agreement.
     “Business Day” means a day of the year (other than Saturdays, Sundays or any other days on which banks are required or authorized to close in New York City).
     “Closing” shall have the meaning set forth in Section 2.3 of this Agreement.
     “Closing Admitted Assets” means the Company’s Admitted Assets as of the Closing Effective Date.
     “Closing Date” means the date on which the Closing shall take place as set forth in Section 2.3 of this Agreement.
     “Closing Effective Date” means January 1, 2006, at 12:00:01 a.m. Eastern Standard Time.
     “Closing Payment” means an amount equal to 90% of the Company’s Statutory Surplus.
     “Code” means the United States Internal Revenue Code of 1986, as amended, or any successor thereto, including any rules and regulations issued thereunder.
     “Commissioner” means the Commissioner of Insurance of any jurisdiction in which the Company is licensed to conduct insurance business.
     “Company” shall have the meaning set forth in the Recitals of this Agreement.
     “Consents” shall have the meaning set forth in Section 3.1.4 of this Agreement.

     “Consolidated Return” means any consolidated, combined or unitary Tax Return which includes the Company.
     “Contest” shall have the meaning set forth in Section 6.3 of this Agreement.
     “Control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
     “Debt” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for borrowed money (including overdraft facilities), (b) evidenced by notes (including surplus notes), bonds, debentures or similar contractual obligations, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business consistent with past practices), (d) under capital leases, (e) in respect of letters of credit and bankers’ acceptances, (f) for swap agreements, collar agreements and other contractual obligations relating to interest rate protection and (g) in the nature of guarantees of the obligations described in clauses (a) through (f) above of any other Person.
     “Disclosure Schedule” means each of the Disclosure Schedules referred to herein, and all exhibits thereto.
     “Escrow Agreement” shall mean the Escrow Agreement among Seller, Purchaser and KeyBank, National Association governing the deposit, investment, and release of the Closing Payment, the form of which is attached hereto as Exhibit A.
     “GAAP” shall mean Generally Accepted Accounting Principles in the United States, consistently applied.
     “Income Taxes” means all Taxes computed in whole or in part based on or by reference to net income and any alternative, minimum, accumulated earnings or personal holding company Tax.
     “Indemnifiable Losses” shall have the meaning set forth in Section 8.2 of this Agreement.
     “Information Returns” means, with respect to any entity or group of entities, any and all reports, returns, declarations or other filings (other than Tax Returns), including but not limited to, federal and state wage reporting, employment and unemployment Tax Returns (e.g. IRS Forms 940, 941, W-2, W-3 and their state and local equivalents) as well as reports of payments made (e.g. IRS Forms 1099 and 1042), that are required under applicable law to be supplied to any Taxing Authority.
     “Insurance Brokers” shall have the meaning set forth in Section 3.1.18 of this Agreement.

     “Insurance Contracts” means the treaties, policies, binders, slips and other agreements of insurance (including reinsurance) written, assumed, or ceded by the Company to the extent in effect prior to the Closing Effective Date (including all supplements, endorsements, riders and ancillary agreements in connection therewith).
     “IRS” means the United States Internal Revenue Service.
     “Lien” means any lien, pledge, charge, security interest, title retention agreement, or other encumbrance or adverse claim of any kind.
     “Material Adverse Effect” means any event or occurrence which, individually or together with any other such event or such occurrence, has, or would be reasonably likely to have, a material adverse effect on the business, assets, liabilities, financial condition or Operations of the Company, or which would materially interfere with or delay the consummation of the transactions contemplated hereunder, but shall in all cases exclude any effect from (i) general economic conditions, (ii) actions taken with Purchaser’s knowledge and consent , (iii) the Company discontinuing to write new and renewal insurance policies, or (iv) the ordinary and customary conduct of the Company’s Operations since January 1, 2005.
     “Nonadmitted Assets” means those assets designated as such on page 2 of the Company’s Statutory Statements.
     “Operations” means all insurance and reinsurance business of the Company, past or present.
     “Parties” shall mean Seller and Purchaser.
     “Permitted Liens” shall mean any liens identified as such on Disclosure Schedule 3.1.3.
     “Person” means any individual, firm, partnership, association, corporation, limited liability company, trust, public body, government or other entity.
     “Purchase Price” shall have the meaning set forth in Section 2.2 of this Agreement.
     “Purchaser” shall have the meaning set forth in the Preamble of this Agreement.
     “Quarterly Statutory Statements” shall have the meaning set forth in Section 3.1.5(a) of this Agreement.
     “Responsible Officer” shall mean, with respect to any Party, the Chairman, President, Chief Financial Officer or Vice President of such Party.
     “SAP” means with respect to the Annual Statements and Quarterly Statutory Statements of the Company, the statutory accounting practices prescribed or permitted by the Insurance Department of the Commonwealth of Pennsylvania for the preparation of such annual and quarterly statements.
     “Seller” shall have the meaning set forth in the Preamble of this Agreement.

     “Software” means all computer software used in the Operations and owned by the Company, including but not limited to, application software and system software, including all source code and object code versions thereof, in any and all forms and media, whether recorded on paper, magnetic media or other electronic or non-electronic media (including data and related documentation, user manuals, training materials, flow charts, diagrams, descriptive tests and programs, computer print-outs, underlying tapes, computer databases and similar items), integrated circuits, embedded systems, and other electromechanical or processor based systems.
     “Statutory Statements” shall have the meaning set forth in Section 3.1.5(a) of this Agreement.
     “Statutory Surplus” means the Company’s surplus as regards policyholders as reported in the Company’s Quarterly Statutory Statement for the period ended September 30, 2005, which shall be prepared to include any adjustments from an audit by the Company’s independent accountants and delivered to the Purchaser on or before November 7, 2005.
     “Straddle Period Taxes” shall have the meaning set forth in Section 6.1 of this Agreement.
     “Tax Returns” means with respect to any entity or group of entities, all reports, estimates, extension requests, information statements and returns relating to, or required to be filed in connection with, any payment of any Tax.
     “Taxable Period” means, with respect to any Tax of any entity, or any group of entities filing a Consolidated Return for federal, state, local or foreign Tax purposes, the period for which the Tax is computed.
     “Taxing Authority” means the IRS and any other domestic or foreign governmental authority responsible for the administration of any Tax.
     “Taxes” (or “Tax,” where the context requires) means all federal, state, local, foreign and other income, profits, franchise, gross receipts, capital, sales, use, value added, ad valorem, transfer, employment, social security, disability, health insurance, occupation, property, severance, production, premium, payroll, real and personal property, stamp, unemployment insurance, social security, disability, workers compensation, withholding, excise and other taxes, duties and other similar governmental charges and assessments which are in the nature of a tax (including interest and penalties thereon and additions thereto).
     “To the knowledge of” and any similar phrases or corollaries means, with respect to the Seller, the actual knowledge, after due inquiry, of those officers set forth on Disclosure Schedule 1.1 attached hereto and, with respect to the Purchaser, the actual knowledge, after due inquiry of those officers set forth on Disclosure Schedule 1.2 attached hereto.
     “Triumphe Shares” shall have the meaning set forth in the Recitals of this Agreement.

ARTICLE 2
SALE OF THE TRIUMPHE SHARES AND CLOSING
     2.1. Sale of the Triumphe Shares. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants contained herein, at the Closing provided for in Section 2.3, Seller will sell, and Purchaser will purchase, the Triumphe Shares free and clear of all Liens for the consideration specified in Section 2.2.
     2.2. Purchase Price.
     (a) The purchase price (the “Purchase Price”) for the Triumphe Shares shall be the Statutory Surplus of the Company as adjusted to reflect (i) the fair market value of the Company’s investment portfolio as of the Closing Effective Date; (ii) any contingent liabilities specified on Schedule 2.2 that are not reserved for in the Statutory Surplus or indemnified by the Seller and VFS US LLC under Article 8, as such schedule may be amended by mutual agreement of the Parties from time to time prior to the Closing as a result of Purchaser’s continuing due diligence following the execution of this Agreement; (iii) an amount equal to any uncollected premium (net of commissions) on the policies identified on Schedule 2.2, which shall be collected and retained by Seller or an Affiliate following the Closing; (iv) the amount of $100,000 to be used by Purchaser to defray the cost of extending the reinsurance on or self-insuring with respect to the business underwritten by Mission Insurance Company of Texas prior to acquisition by Seller (it being the intention of the Parties that this purchase price adjustment is given as a concession to Purchaser in view of the fact that no reserves have been or are required to be established with respect to such business in accordance with sound actuarial principles as of the date hereof); and (v) the value of Seller’s deferred tax asset as determined by Seller’s independent auditors as of September 30, 2005.
     (b) No later than November 30, 2005, Purchaser shall deposit the Closing Payment in escrow, which shall be released no later than the later of (i) the Closing, or (ii) if the Purchase Price is not determined as of the Closing Date, then pursuant to the Arbitrator’s Order. Except as set forth in this Section 2.2, interest on the escrow account shall inure to the benefit of Seller and accrue in the escrow account so long as any unpaid portion of the Purchase Price remains in the escrow account for the benefit of Seller. The escrow account shall be established with KeyBank, National Association and administered in accordance with the Escrow Agreement. Any fees charged by KeyBank to administer the escrow account shall be borne equally between Seller and Purchaser.
     (c) If the parties agree upon the Purchase Price by November 30, 2005, then the parties shall proceed to Closing. Should the final Purchase Price agreed upon by the parties be a positive value and less than the Closing Payment, the Purchase Price plus accrued interest specifically attributable to the Purchase Price will be released to Seller at Closing, with the remaining escrow balance returned to Purchaser at Closing. Should the Purchase Price be a positive value and greater than the Closing Payment, then at Closing the entire escrow (Closing Payment plus all accrued interest) will be released to Seller, and Purchaser will concurrently make a payment to Seller in immediately available funds in an amount equal to the Purchase Price less the Closing Payment. Should the Purchase Price be a negative value, the entire escrow (Closing Payment plus all accrued interest) will be immediately released to Purchaser, and Seller will make a payment to Purchaser in an amount equal to the amount the Purchase Price is below zero dollars.
     (d) Should the Parties fail to agree on the final Purchase Price by November 30, 2005, the Parties will nevertheless proceed to Closing and will submit their differences with respect to the Purchase Price to binding arbitration in Harrisburg, Pennsylvania, under the Commercial Arbitration Rules and procedures of the American Arbitration Association to determine the final Purchase Price. Should the final Purchase Price determined by the Arbitrator’s Order be a positive value and less than the Closing Payment, the Purchase Price plus accrued interest specifically attributable to the Purchase Price will be immediately released to Seller, with the remaining escrow balance returned to Purchaser. Should the Purchase Price be a positive value and greater than the Closing Payment, the entire escrow (Closing Payment plus all accrued interest) will be immediately released to Seller, and Purchaser will make a payment to Seller in an amount equal to the Purchase Price less the Closing Payment. Should the Purchase Price be a negative value, the entire escrow (Closing Payment plus all accrued interest) will be immediately released to Purchaser, and Seller will make a payment to Purchaser in an amount equal to the amount the Purchase Price is below zero dollars. The balances shall be settled by either party as the case may be within fifteen (15) days of the arbitration award. All fees and expenses of the arbitration shall be borne equally between Seller and Purchaser. For purposes of clarity, such fees and expenses shall not include the parties’ respective legal and accounting fees, which shall be the obligations of the respective Parties contracting for any such services.
     2.3. Closing.
     (a) Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of the Triumphe Shares (the “Closing”) will take place at the offices of the Company at 10:00 A.M., local time, on January 3, 2006, effective as of the Closing Effective Date.
     (b) At the Closing:
          (i) Seller shall transfer to Purchaser, free and clear of all Liens (other than restrictions on transfer under federal and state securities laws) the certificates representing the Triumphe Shares, duly endorsed for transfer or accompanied by duly executed stock powers in favor of Purchaser with all necessary stock transfer tax stamps affixed thereto.
          (ii) Except as otherwise provided in Section 2.2, Purchaser shall cause the Purchase Price to be paid to Seller.

          (iii) Seller shall assign to Purchaser any applicable trademark and servicemark registration covering the “Triumphe” name, and shall thereafter take all measures necessary to discontinue use of “Triumphe” as the corporate name of Seller or any of its Affiliates.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
     3.1. Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows:
     3.1.1. Organization, Authority, Standing of the Company. The Company is an insurance company validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, having redomiciled from Texas on July 20, 2001. The Company has all requisite corporate power and authority to carry on its business as presently conducted and to own or lease and to operate its properties. The Company is duly qualified and in good standing to do business in every jurisdiction in which such qualification is necessary because of the nature of the property owned, leased or operated by it or the nature of the business conducted by it, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. The Company is not transacting any insurance or reinsurance business in any state or jurisdiction requiring a license or qualification therefor in which it is not so licensed or qualified and where the failure to be so licensed or qualified would have a Material Adverse Effect. No jurisdiction in which the Company is not licensed or qualified has claimed in a writing received by the Company or Seller that the Company is required to be qualified or licensed therein. The Company has no subsidiaries.
     3.1.2. Triumphe Shares.
     (a) The Triumphe Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. No subscriptions, options, warrants, calls or rights of any kind to purchase or otherwise acquire, and no securities convertible into, or exchangeable for, capital stock of the Company are outstanding, no authorization therefor has been given and there are no agreements or commitments obligating the Company to issue, sell or acquire any shares of its capital stock or any rights with respect thereto and no Person has any right of first refusal, preemptive right, subscription right or similar right with respect to any shares of the Company’s capital stock either pursuant to any agreement or arrangement with the Company, or, to the Company’s knowledge, pursuant to any agreement or arrangement with any other party.
     (b) Seller is the lawful record and beneficial owner of the Triumphe Shares free and clear of any Liens, and, upon the delivery to Purchaser of the certificates representing the

Triumphe Shares, duly endorsed for transfer or accompanied by stock powers in favor of Purchaser, and payment by Purchaser of the Purchase Price as provided for in this Agreement, Purchaser will acquire good and valid title to the Triumphe Shares, free and clear of any Liens, other than restrictions on transfer under federal and state securities laws and regulations and except for any Liens created by the Purchaser.
     3.1.3. Organization and Standing of Seller; Authority for Agreement.
     (a) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to execute and deliver this Agreement and each of the other agreements, instruments and documents contemplated hereby, to which Seller is a party, and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each of the other agreements, instruments and documents required by the terms of this Agreement to be executed and delivered by Seller or the Company, as the case may be, and the performance of all transactions herein or therein contemplated, have been duly authorized by all necessary action on the part of Seller or the Company, as the case may be, including the consent of all stockholders to the extent required, and no further corporate or other action on the part of Seller or the Company, as the case may be, is necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by Seller and constitutes, and each of the other agreements, instruments and documents required by the terms of this Agreement to be executed and delivered by Seller or the Company, as the case may be, when so executed and delivered will constitute, the valid and legally binding obligation of Seller or the Company, as the case may be, enforceable against Seller or the Company, as the case may be, in accordance with their respective terms.
     (b) Neither the execution and delivery of this Agreement, any of the other agreements, instruments and documents contemplated hereby to be executed and delivered by Seller or the Company, as the case may be, nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, result in a breach or violation of or constitute a default under the charter, by-laws or operating agreement of Seller or the Company, as the case may be, or (ii) assuming all regulatory and governmental approvals sought by the Parties hereunder have been obtained, conflict in any respect with, result in a breach of or constitute a default under any court or administrative order or process, judgment, decree, statute, law, ordinance, rule or regulation or any agreement, license, binding arrangement or commitment to which Seller or the Company, as the case may be, is a party or by which any of them is subject or bound, except where such conflict, breach or default would not preclude the consummation of the transactions contemplated herein or therein or have a Material Adverse Effect on the Company, (iii) result in the creation of, or give any Person the right to create, any Lien, other than Permitted Liens (any of which are identified on Disclosure Schedule 3.1.3), upon the property and assets of the Company or any Lien upon any of the Triumphe Shares other than restrictions on transfer under federal and state securities laws and regulations, or (iv) assuming all regulatory and governmental approvals sought by the Parties hereunder have been obtained, violate the terms and conditions of, or result in the loss or suspension of, any license or other legal or contractual right enjoyed by the Company.
     3.1.4. Consents. Assuming the accuracy of the representations and warranties set forth in Section 3.2.3, no consent, license, approval, order, or authorization of, or registration, declaration, or filing with, any third party or any governmental authority, agency, bureau or commission is required to be obtained or made by Seller or the Company in connection with the execution, delivery, performance, validity, and enforceability of this Agreement, the sale of the Triumphe Shares or the consummation of any of the other transactions contemplated hereunder, except for the following consents and approvals (the “Consents”): (i) the filings to be made with, and approvals to be obtained from, the Pennsylvania Department of Insurance with respect to the transfer of control of the Company, (ii) the other consents, including without limitation any third-party consents, set forth on Disclosure Schedule 3.1.4 hereof and (iii) the registrations, declarations or filings required to be made by Seller subsequent to the Closing not entailing any requirement of consent, license, approval, order or authorization on the part of any governmental entity or third party, all of which are set forth on Disclosure Schedule 3.1.4.
     3.1.5. Financial Statements; Assets.
     (a) Seller has delivered or, in the case of the September 30, 2005 Quarterly Statutory Statements will deliver to Purchaser, complete and correct copies of (i) the Annual Statement of the Company filed with the Pennsylvania Department of Insurance for the years ended December 31, 2001, 2002, 2003, and 2004 (the “Annual Statements”) and (ii) the Quarterly Statutory Statements of the Company, for the periods ended March 31, June 30 and September 30, 2004 and March 31, June 30 and September 30, 2005 filed with the Pennsylvania Department of Insurance (the “Quarterly Statutory Statements;” the Annual Statements and the Quarterly Statutory Statements are collectively referred to as the “Statutory Statements”), as well as the Company’s audited financial statements for the years ended December 31, 2001, 2002, 2003, and 2004.
     (b) The Statutory Statements have been or, in the case of the September 30, 2005 Quarterly Statutory Statements will be, prepared in accordance with practices prescribed or permitted by the Pennsylvania Department of Insurance, and all such accounting practices have been applied on a consistent basis, except as expressly set forth or disclosed in the notes, exhibits or schedules thereto or as required by changes in accounting conventions by the Pennsylvania Department of Insurance. The Statutory Statements have been or, in the case of the September 30, 2005 Quarterly Statutory Statements will be, prepared from the books and records of the Company, which are maintained on a GAAP basis, and present fairly or, in the case of the September 30, 2005 Quarterly Statutory Statements will present fairly, in all material respects, the statutory financial condition of the Company as at the dates thereof and the statutory results of its Operations, and statements of cash flow, in accordance with accounting practices prescribed or permitted by the Pennsylvania Department of Insurance. Except as set forth on Disclosure Schedule 3.1.5, no deficiency has been communicated either orally or in writing to the Company with respect to any of the Statutory Statements filed prior to the date hereof which was not resolved prior to the date hereof.
     (c) The Company does not own any real property, tangible personal property, or Software (except as set forth on Disclosure Schedule 3.1.5) and is not party to any leases regarding real property; any licenses for the use of Software by the Company, except as disclosed on Disclosure Schedule 3.1.5, will terminate as of the Closing Effective Date. Except as disclosed on Disclosure Schedule 3.1.5, the Company will have, as of the Closing, sole and exclusive, good and marketable title to, all of its properties, rights and assets, whether tangible or intangible, none of which are subject to any Lien (other than Permitted Liens), and none of which will be owned or held by Seller or its Affiliates.
     (d) Disclosure Schedule 3.1.5 sets forth a listing of all Admitted Assets owned by the Company on June 30, 2005, including all of the deposits of the Company made pursuant to applicable laws, as of such date. Disclosure Schedule 3.1.5 is true, accurate and complete with respect to each item set forth therein in all material respects. The Company had good and marketable title to each asset set forth in Disclosure Schedule 3.1.5 as of June 30, 2005; each asset is free and clear of all Liens (other than Permitted Liens, including Liens on statutorily required special deposits that arise as a result of their status as such), and was admitted and eligible for investment by the Company pursuant to applicable Pennsylvania insurance laws. Each deposit set forth in said statement is acceptable to the insurance department holding the deposit and is in compliance with the laws applicable thereto.
     (e) The Admitted Assets, including statutorily required special deposits set forth in Disclosure Schedule 3.1.5, are, as of the date hereof, and the Closing Admitted Assets will be, as of the Closing Effective Date, sufficient to meet all statutory and regulatory standards and requirements of the laws for the Company to maintain the licenses, approvals and permits necessary for Company Operations. A schedule of the Admitted Assets will be prepared as of November 30, 2005 and provided to Purchaser not less than five (5) Business Days prior to Closing. At Closing, Seller will warrant that no material change (excluding changes in market value, changes consented to by Purchaser, and changes resulting from the normal conduct of the Company’s Operations) has occurred with respect to the Closing Admitted Assets between November 30, 2005, when the schedule of Admitted Assets was prepared, and the Closing Effective Date.
     3.1.6. Absence of Undisclosed Liabilities; Soundness of Reserves; Records.
     (a) Except for (i) liabilities specifically reflected as to nature and amount in the Statutory Statements; (ii) liabilities incurred in the ordinary course of business since June 30, 2005 consistent with past practice and the terms of this Agreement; and (iii) other liabilities detailed on Disclosure Schedule 3.1.6, the Company does not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due, that would exceed (a) $5,000 for any individual liability or obligation or (b) $25,000 in the aggregate for all such undisclosed liabilities or obligations. Except to the extent included within the preceding sentence, the Company does not have any liability in respect of Debt and has no obligation or practice to extend credit to any Person.

     (b) The Company has established all claim and IBNR reserves in accordance with sound actuarial principles and has established all claim and other reserves in accordance with GAAP and SAP.
     (c) All insurance records and other data relating to the Company’s Operations and any Insurance Contracts have been maintained by Seller and the Company in accordance with sound corporate record retention practices and in accordance with applicable law or regulation, except to the extent that a failure to do so would not have a Material Adverse Effect. All such records and data of the Company will be transferred to Purchaser in the form of an SQL 2000 database file, and will contain sufficient information to permit the Company to process any claims handling, salvage or subrogation issues or other insurance functions in the ordinary course of business consistent with the Company’s past practice. The use of such records and data by the Company after Closing will not require any extension of existing Software licenses or other agreements.
     (d) All liability of the Company for any claims arising out of policies issued by Mission Insurance Company of Texas is reinsured by General Reinsurance Corporation under reinsurance agreement ACF-K820154 having an effective date of May 1, 2000, a claims reported expiration date of May 1, 2010, and a $10 million aggregate limit. Seller has provided Purchaser with access to all materials in Seller’s possession delivered by representatives of Mission Insurance Company of Texas to Seller in connection with Seller’s acquisition thereof. There are no claims pending or overtly threatened with respect to coverages written by the Company prior to its acquisition by Seller, except as disclosed on Schedule 3.1.6.
     3.1.7. Litigation. Except as set forth on Disclosure Schedule 3.1.7, there is no judicial, administrative, or regulatory action, proceeding, investigation, inquiry, claim (other than any insurance claim in the ordinary course of business consistent with past practice), administrative charge or complaint pending or, to the knowledge of Seller, threatened (or any material basis therefor is known to Seller or the Company) against the Company which (i) if determined adversely would have a Material Adverse Effect or (ii) questions the validity of this Agreement or any action taken or to be taken by the Company pursuant hereto or in connection herewith or which questions the consummation of any of the transactions contemplated hereby or declares or proposes to declare the same unlawful. The Company has not been charged with, nor to the knowledge of Seller been threatened with, any charges involving any violations of any provisions of any applicable laws, regulations, ordinances, orders, or administrative rulings. The Company is not in default with respect to any judgment, order, writ, injunction, or decree of any court or any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality.
     3.1.8. Compliance with Law. Since June 16, 2000, the Company has conducted, and is now conducting, its business and Operations in compliance with all applicable domestic and foreign laws, rules, regulations, judgments, and court or administrative orders, permits, and approvals (including, without limitation, those of state insurance departments), except to the extent that noncompliance would not cause a Material Adverse Effect. The Company has all permits, licenses, orders, or approvals of any federal, state, or local governmental or regulatory body that are material to the conduct of its business and Operations. All such permits, licenses, orders, and approvals are in full force and effect, neither Seller nor the Company has received any written or, to the knowledge of Seller or the Company, oral notice regarding any violations, and no proceeding is pending, or to the knowledge of Seller or the Company threatened, to revoke any such permit, license, order or approval. The Company has filed or otherwise provided all forms, reports, documents, data and other information with or to, as the case may be, the Pennsylvania Department of Insurance and each insurance department of any other state or jurisdiction having jurisdiction required to be filed by it or otherwise provided pursuant to insurance laws and the rules and regulations thereunder and has complied with all applicable requirements of such laws and the rules promulgated thereunder, except to the extent that failure to do so would not cause a Material Adverse Effect. All required regulatory approvals in respect of any such filings are in full force and effect on the date hereof. All such regulatory filings were in compliance with applicable law when filed and, to the knowledge of Seller or the Company, no deficiencies have been asserted by any governmental authority with respect to any regulatory filings that have not been satisfied, except to the extent that noncompliance would not have a Material Adverse Effect.
     3.1.9. Insurance Regulation. Disclosure Schedule 3.1.9 lists the jurisdictions in which the Company holds a license or is otherwise authorized to conduct insurance business or is authorized or accredited as a reinsurer. Complete and correct copies of certificates of authority to conduct insurance business have been furnished to or made available to Purchaser. Disclosure Schedule 3.1.9 also sets forth the jurisdictions in which Company is authorized to write “Cargo,” “Non-Trucking Liability” and “Physical Damage” coverage. Except for these lines of business in these specific jurisdictions (which comprise the entire Operations of Company), the Company does not conduct any insurance business in any other jurisdiction, and has not assumed any reinsurance from any other entity for any other line of business. Except as set forth on Disclosure Schedule 3.1.9, the Company has not been involved in any proceeding to revoke, restrict or suspend its license or other qualification in any jurisdiction, nor are any such proceedings pending. Except as set forth on Disclosure Schedule 3.1.9, there are no outstanding orders applicable to the Company issued by any regulatory authority (other than regulations generally applicable to companies in the same line of business) that restrict the Company’s ability to pay dividends or regulate or establish levels of reserves or other financial ratios or that otherwise restrict the activities of the Company.
     3.1.10. Taxes. Except as set forth on Disclosure Schedule 3.1.10:
     (a) The Seller or its Affiliates have timely filed with the appropriate Taxing Authorities all Tax Returns and Information Returns of the Company required to be filed through the Closing Effective Date (taking into account all valid extensions as listed in Disclosure Schedule 3.1.10) and all such Tax Returns and Information Returns are complete and accurate in all material respects. In particular, and without in any manner limiting the foregoing, none of the foregoing returns contains any position which is or would be subject to penalties under Section 6662 of the Code (or any corresponding provisions of state, local or foreign tax laws).
     (b) All Taxes of the Company that are due and payable on or before the Closing Effective Date have been timely paid.
     (c) The Company has provided a sufficient reserve for Taxes that are not yet due and payable in accordance with GAAP and SAP in the Company’s accounting records as of the Closing Effective Date whether or not the Closing Effective Date is at the end of a Taxable Period.
     (d) There are no Liens for Taxes on any of the assets of the Company other than for Taxes not yet due and payable.
     (e) The Company has withheld and timely paid or accrued all Taxes attributable to the Company required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.
     (f) No federal, state, local or foreign investigative audit or other administrative proceeding or court proceeding (each an “Audit”) exists or has been initiated with regard to Taxes or Tax Returns with respect to the Company. No notice has been received that any such Audit is pending or threatened with respect to any Taxes due from the Company or any Tax Return filed by the Seller with respect to the Company. Neither the Seller nor the Company has waived any statute of limitations with respect to any taxes or has agreed to any extension of time with respect to a tax assessment or deficiency.
     (g) All contracts or inter company account systems under which the Company has, or may at any time in the future have, an obligation to assume, share, contribute or receive payment of any portion of a Tax (or any amount calculated with reference to any portion of a Tax) determined on a consolidated basis with respect to any group of corporations or other entities of which the Company is or was a member shall terminate with respect to the Company on or before the Closing Effective Date, and any payable or receivable thereunder shall be paid or otherwise settled at the time of such termination.
     (h) [Intentionally Omitted].
     (i) The taxable year of the Company for federal and state income and franchise Tax purposes is the calendar year.
     (j) The Company is not required to include in taxable income any adjustments under Code Section 481(a) for any Taxable Period, or portion thereof, ending after the date of this Agreement for matters arising through the Closing Effective Date.

     (k) Neither the Seller nor the Company has any income attributable to the Company and which should be reported on a Tax Return for a Taxable Period ending after the Closing Effective Date, but which is attributable to a transaction (e.g. an installment sale) occurring in a Taxable Period ending on or prior to the Closing Effective Date, that resulted in a deferred reporting of income from such transaction (other than a “deferred inter company transaction” which is listed on Disclosure Schedule 3.10(k));
     (l) The Company (i) has no income that is includable in computing the taxable income of a United States person (defined in Section 7701 of the Code) under Section 951 of the Code for any Taxable Period ending on or before the Closing Effective Date; and (ii) is not a passive foreign investment company within the meaning of Section 1297 of the Code as of the Closing Date.
     (m) The Company has not filed a consent under Section 341(f) of the Code.
     (n) No property owned by the Company (i) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) is tax-exempt bond financed property within the meaning of Section 168(g) of the Code.
     (o) The Company is not party to any contract, agreement or other arrangement which could result in the payment of amounts that could be nondeductible by reason of Section 280G or Section 162(m) of the Code;
     (p) There are no material elections with respect to Taxes affecting the Company as of the date hereof. After the date hereof, no election with respect to Taxes affecting the Company will be made without the written consent of Purchaser;
     (q) The representations and warranties of Seller contained in this Section 3.1.10 with respect to any Tax shall survive until the later to occur of (i) the lapse of the statute of limitations for the assessment of such Tax, including any extensions thereof, or (ii) sixty (60) days after the final, non-appealable determination of a deficiency of such Tax.
     3.1.11. Absence of Certain Changes. Except as set forth on Disclosure Schedule 3.1.11, -since March 31, 2005, the Operations of the Company have been operated in the ordinary course of business consistent with past practice and there has not been: (a) any material adverse change in the business, Operations, assets, or financial condition of the Company or the ability of the Company to carry on its business substantially as currently conducted; (b) any damage, destruction or casualty loss, whether covered by insurance or not, materially and adversely affecting either in any case or in the aggregate the business, Operations, assets or financial condition of the Company; (c) except as expressly provided for in this Agreement, any entry into any agreement, commitment or transaction by the Company, other than agreements, commitments or transactions entered into by the Company in the ordinary course of business consistent with past practices, (d) any contribution, renewal or other movement of insurance policies from Seller or any Affiliate of Seller into the Company; or (e) any change by the Company in its underwriting, reinsurance, marketing, licensing, pricing, claims, or accounting principles, procedures, or practices.
     3.1.12. Brokers. Neither the Seller nor the Company has taken any action in connection with this Agreement or the transactions contemplated hereby so as to give rise to any valid claim against Purchaser or the Company for any brokerage or finder’s commissions, fees, or similar compensation. Seller agrees to indemnify and hold Purchaser harmless from and against any and all loss, claims, damage, cost, or expense arising out of or in connection with any claim against Purchaser or its Affiliates for any such brokerage or finder’s commission, fee, or similar compensation resulting from actions taken by Seller or the Company.
     3.1.13. Conduct of Operations. Except as set forth in this Agreement and the Disclosure Schedules, since June 30, 2005, the Company has not:
     (a) declared, set aside, made, or paid (in cash or property) any dividend or made any other payment or distribution on or in respect of, or directly or indirectly purchased, retired, redeemed or otherwise acquired, any shares of, its capital stock or effected any recapitalization or reclassification or any other transfer of assets, property, contracts or rights;
     (b) issued, sold, or delivered, or agreed to issue, sell, or deliver, any shares of its capital stock or any securities convertible into, or options with respect to, or warrants to purchase, or rights to subscribe to, any shares of its capital stock;
     (c) except as set forth on Disclosure Schedule 3.1.13, failed to pay any creditor any amount owed to such creditor when due or granted any extensions of credit other than in the ordinary course of business consistent with past practices;
     (d) except as set forth on Disclosure Schedule 3.1.13, made, changed or revoked any material Tax election, elected or changed any method of accounting for Tax purposes, settled any action in respect of Taxes or entered into any contractual obligation in respect of Taxes with any governmental authority; or
     (e) entered into any contractual obligation to do any of the things referred to elsewhere in this Section 3.1.13.
     3.1.14. Absence of Claims. After giving effect to the termination of the Affiliate Agreements, Seller will not have any contracts or agreements with, or claims against, the Company (other than with respect to the Agency Agreement and, as of the Closing, Seller hereby waives all known claims it may have against the Company, except for those arising under the Agency Agreement, with respect to periods ending on or prior to the Closing Effective Date). All payments owed by Company to Seller or any Affiliate are reasonable and customary, and any agreements evidencing such obligations of Company have been approved (if required by applicable law) by the Pennsylvania Department of Insurance or other regulatory entity.
     3.1.15. No Infringement. To Seller’s knowledge, the conduct of the Operations and use of any Software by Company does not infringe on any rights of any Person in respect of any intellectual property.
     3.1.16. Insurance Coverage. The Company has, or Seller has with respect to Company, maintained in full force and effect insurance with respect to the Company’s assets and Operations since June 16, 2000, in such amounts and against such losses and risks as is customarily carried by Persons engaged in the same or similar business and as is required under the terms of any applicable contractual obligations. All such policies (whether maintained by the Company or the Seller or other Affiliates of the Seller) are in full force and effect, and all premiums which are due thereon have been paid, and such policies will continue to be in effect until the Closing, at which time such coverages will be terminated as to the Company.
     3.1.17. No Employee Claims. Since June 16, 2000, the Company has not had any employees and has not incurred any liability under any “employee benefit plan” as such term is defined in Section 3(3) of ERISA, or under Title IV of ERISA. In addition, to the best of Seller’s knowledge, the Company has never had any employment related claims at any time.
     3.1.18 Contracts. Disclosure Schedule 3.1.18 contains a true and complete and correct list of the Company’s Insurance Contracts in force as of August 31, 2005, which will be updated to the date hereof within two (2) Business Days after signing this Agreement (and specifies the premiums with respect thereto), and all other contracts entered into by either Company or Seller that are material to the conduct of the Company’s Operations, including all contracts and arrangements with Seller or any Affiliate of Seller and with Persons writing, selling or producing the Company’s insurance business (“Insurance Brokers”), and all reinsurance arrangements whether the Company acts as reinsurer or reinsured. Company warrants that all contracts with any Insurance Broker, whether oral or written, along with any authority of any Insurance Broker to write business or in any way bind the Company, have been terminated in compliance with all applicable laws, and that no Insurance Contracts have been issued by the Company since the Runoff Date (other than renewals to the extent required by applicable law). Except as specifically set forth in Disclosure Schedule 3.1.18, Company is not and will not be required to pay commissions to any Insurance Broker (except pursuant to arrangements newly entered into by the Company after the Closing). Each of the Insurance Contracts is in full force and effect and is the valid and binding obligation of each party thereto. Except as set forth in Disclosure Schedule 3.1.18 hereto, neither the Seller nor the Company, or to the knowledge of the Seller or the Company, any other Person is (or, with the giving of notice or the lapse of time or both, will be) in material violation, breach of or default under any of the Insurance Contracts or other listed contracts. No Insurance Contract has a change of control or similar provision which requires a notice or consent in connection with the consummation of the transaction contemplated hereby or that would entitle a third party to cancel, terminate, alter, amend or significantly change any such Insurance Contract.

There exists no breach or event of default on the part of the Company with respect to the Insurance Contracts, or other listed contracts which would constitute a Material Adverse Effect.
     3.1.19. Powers of Attorney and Suretyship. The Company has no general or special powers of attorney outstanding (whether as grantor or grantee thereof), nor any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, co-signer, endorser, comaker, indemnitor or otherwise in respect to the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks in the ordinary course of business and except as may be required by generally-applicable licensure requirements imposed by any department of insurance in any jurisdiction in which the Company is licensed.
     3.0.20. Disclosure. Neither this Agreement nor the Disclosure Schedules, nor the certificates and other documents furnished or to be furnished by Seller or the Company to Purchaser pursuant hereto, in light of the circumstances under which they were furnished, contain or will contain any untrue statement of material fact or omit to state a material fact.
          3.2. Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:
     3.2.1. Organization and Standing of Purchaser. Purchaser is a corporation duly organized and validly existing and in good standing under the laws of Ohio.
     3.2.2. Authority for Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and each of the other agreements, instruments and documents contemplated hereby, to which Purchaser is a party, and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each of the other agreements, instruments and documents required to be executed and delivered by Purchaser hereunder, and the performance of all transactions herein or therein contemplated, have been duly authorized by all necessary action on the part of Purchaser, and no further corporate action on the part of Purchaser is necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by Purchaser and constitutes, and each of the other agreements, instruments and documents required by the terms of this Agreement to be executed and delivered hereunder by Purchaser, when so executed and delivered, will constitute, the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms. Neither the execution and delivery of this Agreement, each of the other agreements, instruments and documents contemplated to be executed and delivered by Purchaser, nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with or result in any violation of or constitute a default under any provision of the Articles of Incorporation or Code of Regulations of Purchaser, or (ii) assuming all regulatory and governmental approvals sought by the Parties have been obtained, conflict in any respect with, result in a breach of or constitute a default under any court or administrative order or process, judgment, decree, statute, law, ordinance, rule or regulation or any agreement or commitment to which Purchaser is a party or by which it (or any of its material properties or assets) is subject or bound, except where such conflict, breach or default would not have a material adverse effect on Purchaser or preclude the consummation of the transactions contemplated herein or therein.
     3.2.3. Consents. No consent, license, approval, order or authorization of, or registration, declaration or filing (collectively, “Approvals and Filings”) with, any third party or any governmental authority, agency, bureau or commission is required to be obtained or made by Purchaser in connection with the Purchaser’s execution, delivery, performance, validity and enforceability of this Agreement, the purchase of the Triumphe Shares, or the consummation by the Purchaser of the other transactions contemplated hereunder except for (i) the filings to be made by, and approvals to be obtained from, the Pennsylvania Department of Insurance with respect to the transfer of control of the Company, (ii) the filings to be made with other state insurance departments for the approval of the transactions contemplated by this Agreement, all of which are set forth on Disclosure Schedule 3.2.3, (iii) the Consents and (iv) registrations, declarations or filings required to be made subsequent to the Closing not entailing any requirement of consent, license, approval, order or authorization on the part of such governmental entity or third party all of which are set forth on Disclosure Schedule 3.2.3, and all of which will be solicited by Purchaser in accordance Section 5.2.
     3.2.4. Purchase for Investment. Purchaser is acquiring the Triumphe Shares for its own account for investment and not with a present view to any distribution thereof. Purchaser will refrain from transferring or otherwise disposing of any of the Triumphe Shares acquired by it, or any interest therein, in such manner as to violate any registration provision of the Securities Act of 1933, as amended, or any applicable state securities law regulating the disposition thereof. Purchaser agrees that the certificate representing the Triumphe Shares may bear legends to the effect that the Triumphe Shares have not been registered under the Securities Act of 1933, as amended, or such other state securities laws, and that no interest therein may be transferred or otherwise disposed of in violation of the provisions thereof.
     3.2.5. Brokers. Purchaser has not taken any action in connection with this Agreement or the transactions contemplated hereby so as to give rise to any valid claim against Seller or the Company for any brokerage or finder’s commissions, fees or similar compensation. Purchaser agrees that any such brokerage or finder’s commissions, fees or similar compensation, if any, will be paid by Purchaser. Purchaser agrees to indemnify and hold Seller harmless from and against any and all loss, claims, damage, cost or expense arising out of or in connection with any claim against Seller or its Affiliates for any such brokerage or finder’s commissions, fees or similar compensation resulting from actions taken by Purchaser.
     3.2.6. Financing. Purchaser has, and at the Closing and all other relevant times hereunder will have, sufficient resources to consummate the transactions contemplated hereby and to make the Closing Payment, to pay the Purchase Price, and to pay all of its related fees and expenses.
     3.2.7. Litigation; Regulatory Standing. There is no action, suit or proceeding pending or, to Purchaser’s knowledge, threatened which questions the legality or propriety of the transactions contemplated in this Agreement. There are no orders or other regulatory proceedings or actions pending or, to the Purchaser’s knowledge, threatened against the Purchaser that could adversely affect the legality or propriety of the transactions contemplated in this Agreement.
     3.2.8 Compliance with Law. To the Purchaser’s knowledge, the Purchaser has conducted, and is now conducting, its business and operations in compliance with all applicable domestic and foreign laws, rules, regulations, judgments, and court or administrative orders, permits and approvals (including, without limitation, those of state insurance departments), except to the extent that noncompliance would not cause a Material Adverse Effect. Purchaser has filed or otherwise provided all forms, reports, documents, data and other information with or to, as the case may be, the Ohio Department of Insurance and each insurance department of any other state or jurisdiction having jurisdiction required to be filed by it or otherwise provided pursuant to insurance laws and the rules and regulations thereunder and has complied with all applicable requirements of such laws and the rules promulgated thereunder, except to the extent that failure to do so would not cause a Material Adverse Effect. All required regulatory approvals in respect of any such filings are in full force and effect on the date hereof.
     3.2.9. Disclosure. Neither this Agreement, nor the certificates or any other documents furnished or to be furnished by Purchaser to Seller pursuant hereto, in light of the circumstances under which they were furnished, contain or will contain any untrue statement of material fact or omit to state a material fact.
ARTICLE 4
CONDITIONS PRECEDENT
          4.1. Conditions to the Obligations of Purchaser and Seller. The obligation of Seller hereunder to sell to Purchaser the Triumphe Shares, and the obligation of the Purchaser to purchase the Triumphe Shares are subject to the fulfillment, prior to or at the Closing, of the following conditions, unless waived in writing by Purchaser and Seller, except the condition set forth in subsection (a) below, which is not waiveable:
     (a) all permits, orders, approvals and consents of, and notices to, registrations and filings with the Pennsylvania Department of Insurance, or any other applicable insurance regulatory authority, which are identified in Sections 3.1.4 and 3.2.3 or set forth on Disclosure Schedules 3.1.4 and 3.2.3 and required in connection with (i) the execution and delivery of this Agreement (including, without limitation, approval by the Commissioner of

Insurance of the Commonwealth of Pennsylvania for the acquisition by Purchaser of the Company and any action contemplated by Section 2.3), (ii) the termination of the Affiliate Agreements in the manner required by this Agreement, and the consummation of the transactions contemplated hereby and thereby shall have been received or made, and such permits, orders, approvals and consents shall be effective and shall not have been suspended, revoked or stayed by action of any governmental authority;
     (b) the Escrow Agreement shall have been executed and delivered;
     (c) the Purchaser shall have agreed to assume, concurrently with the execution of this Agreement, 100% of the Interests and Liabilities under the Commercial Auto Quota Share Reinsurance Agreement effective as of January 1, 2003, as amended, with such assumption to be retroactive to January 1, 2005;
     (d) all other consents, authorizations, orders and approvals of, and filings and registrations with, any United States Federal, state or local or foreign governmental commission, board or other regulatory body which are required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been obtained or made;
     (e) the consummation of the transactions contemplated hereunder shall not have been prohibited or restrained by an order, injunction, decree or judgment of any court, governmental agency or other regulatory agency or commission; and
     (f) the documentation evidencing the reimbursement obligations to Volvo Group Treasury in respect of the letters of credit identified on Schedule 2.2 shall be modified in a manner mutually acceptable to Seller and Purchaser.
          4.2. Conditions to Purchaser’s Obligations. Purchaser’s obligation to purchase the Triumphe Shares is subject to the fulfillment, prior to or at the Closing, of the following additional conditions, unless waived in writing by Purchaser:
     4.2.1. Material Adverse Effect. Since June 30, 2005, no Material Adverse Effect shall have occurred; provided that Purchaser shall not be able to claim the failure of this condition precedent if Seller specifically disclosed and accurately described in all material respects the event giving rise to Purchaser’s claim of a Material Adverse Effect in this Agreement (including any Disclosure Schedule).
     4.2.2. Representations and Warranties. All representations and warranties of Seller contained herein shall have been true and correct when made and all such representations and warranties shall also be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification of any kind) at and as of the Closing Date except as affected by actions taken after the date hereof with the prior written consent of Purchaser or as specifically contemplated by this Agreement, and except for representations and warranties made as of a specified date, which shall be true and correct as of such specified date.
     4.2.3. Performance. Seller shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to or at the Closing.
     4.2.4. Certificate. Seller shall have delivered to Purchaser an officer’s certificate, signed by a Responsible Officer of Seller, dated the date of Closing, to the effect that the conditions set forth in Sections 4.2.2 and 4.2.3 have been satisfied.
     4.2.5. Resignation. Each director and officer of the Company shall have submitted his resignation effective as of the Closing.
     4.2.6. Termination of Certain Agreements. All Affiliate Agreements shall have been terminated and all inter company accounts between the Company and Seller or any Affiliate shall have been settled in each case without any condition or term materially adverse to the Company, except with respect to the Agency Agreement.
     4.2.7. Shares and Transferred Assets; Other Agreements. Seller shall have delivered documentation evidencing the transfer of title to the Triumphe Shares to Purchaser, as well as any other agreements, documents and instruments to be delivered by Seller required to be delivered by Seller by the terms hereof. All corporate and other proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Purchaser and its counsel.
          4.3. Conditions to the Seller’s Obligations. Seller’s obligation to sell to Purchaser the Triumphe Shares is subject to the fulfillment, prior to or at the Closing, of each of the following additional conditions, unless waived in writing by Seller:
     4.3.1. Representations and Warranties. The representations and warranties of Purchaser contained herein shall have been true and correct when made and shall also be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification of any kind) at and as of the Closing Date except as affected by actions taken after the date hereof with the prior written consent of Seller, and except for representations and warranties made as of a specified date, which shall be true and correct as of such specified date.
     4.3.2. Performance. Purchaser shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing, including, but not limited to, the delivery of the Closing Payment and Purchase Price pursuant to Section 2.2 of this Agreement and the Escrow Agreement.

     4.3.3. Certificate. Purchaser shall have delivered to Seller an officer’s certificate, signed by a Responsible Officer of Purchaser, dated the date of Closing, to the effect that the conditions set forth in Sections 4.3.1 through 4.3.2 have been satisfied.
ARTICLE 5
COVENANTS
          5.1. Conduct of Business of the Company.
     (a) Except as otherwise consented to by Purchaser in writing, during the period from the date hereof to the Closing Date, Seller will take all steps as may reasonably be required to cause the Company not to (i) issue, sell, or pledge, or authorize or propose the issuance, sale or pledge of, (A) additional shares of capital stock of any class, or securities convertible into any such shares, or any rights, warrants, or options to acquire any such shares or other convertible securities or (B) any other securities in respect of, in lieu of or in substitution for shares outstanding on the date hereof, (ii) declare or set aside any dividend or other distribution on any shares of its capital stock, (iii) authorize, recommend, or propose or enter into an agreement in principle with respect to, any merger, consolidation or business combination, or any acquisition of a material amount of assets, (iv) agree in writing or otherwise to take any of the foregoing actions or any action which would make any representation or warranty in Article 3 untrue or incorrect in any material respect as of the Closing Date. From the date of this Agreement until the Closing, neither the Seller nor the Company (nor any of their respective agents) shall directly or indirectly: (x) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to, or enter into or consummate any agreement or transaction relating to, the acquisition of any equity interests in the Company or a transaction of the type described in clause (iii) of this Section 5.1 above or any similar transaction or alternative to the transactions contemplated by this Agreement; or (y) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.
     (b) Except as otherwise expressly required by this Agreement, from the date of this Agreement until the Closing Date, Seller shall, and shall cause the Company to (i) conduct the Operations in a manner consistent with past practices as of the Runoff Date , (ii) use commercially reasonable efforts to maintain all licenses set forth on Disclosure Schedule 3.1.9, and (iii) consult with, and obtain the consent of, the Purchaser prior to taking any action or entering into any transaction that would be of strategic importance to the Company;
     (c) In the event the Seller or the Company shall receive notice, written or oral, from a Commissioner after the date of this Agreement and prior to Closing to the effect that (i) a Certificate of Authority previously issued to the Company may be or has been suspended, revoked, cancelled or not renewed, (ii) such agency will not reissue a Certificate of Authority (or similar license) to the Company, or (iii) the transactions contemplated by this Agreement are or will be disapproved by such agency, the recipient of such notice shall immediately communicate such information to the Purchaser, and the Seller shall use commercially reasonable efforts to (i) avoid such suspension, revocation, cancellation or non-renewal, (ii) obtain the reissuance of such Certificate of Authority (or similar license), or (iii) obtain such agency’s approval of the transactions contemplated herein; and
     (d) From the date of this Agreement until the Closing Date, the Company shall not enter into any arrangements or agreements with Seller or its Affiliates except as expressly provided in this Agreement, and Seller shall cause there to be no contribution, renewal or other movement of insurance policies from Seller or any Affiliate of Seller into the Company.
          5.2. Filings and Authorizations.
     (a) No later than sixty (60) days after the date hereof (thirty (30) days with respect to the Form A filing in Pennsylvania), Purchaser will file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied pursuant to applicable law, rule or regulation in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, filings with the offices of the Pennsylvania Department of Insurance with respect to the change of control of the Company and any actions contemplated by Section 2.3, and will diligently pursue commercially reasonable efforts to procure such consents following the submission of such filings.
     (b) Purchaser will use its commercially reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all Persons and governmental authorities other than those listed in clause (a) above necessary to be obtained by it in order for it so to consummate the transactions contemplated by this Agreement, including, without limitation, obtaining the Consents, and will use its commercially reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfill its obligations hereunder.
     (c) With respect to clause (a) above, and clause (b) above to the extent relating to approvals, consents or waivers from governmental authorities, all fees and expenses (excluding legal fees and expenses) incurred as a result of filings to be made thereunder shall be borne equally by the Parties. With respect to clause (b) above to the extent not relating to approvals, consents or waivers from governmental authorities, all fees and expenses incurred as a result of all authorizations, approvals, consents and waivers to be obtained or made thereunder shall be paid by the Party required to obtain such approval. Seller and Purchaser will coordinate and cooperate with one another in exchanging the information referred to in this Section 5.2 and supplying such reasonable assistance as may be reasonably requested by each in connection with the foregoing. Each party shall have the right to provide comments on and review any such applications, notifications and information including, but not limited to, Form A filings, proposed to be filed or supplied by the other party and, if such party elects to exercise such right, to complete such review within a reasonable period of time before the other party may file or supply any such applications, notifications or information.

     5.3. Name Change. As soon as practicable after the Closing, Seller will cause to be filed all documents, and take such other steps, necessary to change the name of Seller and any of its Affiliates to such other name that does not contain the word “Triumphe.”
     5.4 Confidentiality. The Seller acknowledges that the success of the Company after the Closing depends upon the continued preservation of the confidentiality of certain information with respect to the Operations of the Company possessed by the Seller, that the preservation of the confidentiality of such information by the Seller is an essential premise of the bargain between the Seller and the Purchaser, and that the Purchaser would be unwilling to enter into this Agreement in the absence of this Section 5.4. Accordingly, Seller hereby agrees with the Purchaser that Seller shall not, and that Seller shall cause its Affiliates (to the extent Seller has Control of such Affiliates), agents and representatives not to, at any time on or after the Closing Date, directly or knowingly indirectly, without the prior written consent of the Purchaser, disclose any confidential or proprietary information involving or relating to the Operations or Company; provided, however, that the information subject to the foregoing provisions of this sentence shall not include (a) any information generally available to, or known by, the public (other than as a result of disclosure in violation of either this covenant or any other obligation of secrecy or confidential treatment); (b) any information otherwise known on a non-confidential basis by Seller or its Affiliates; (c) any information reported in any filings required by applicable law or with respect to which disclosure is required in order for Seller and the Company to conduct business in the ordinary course; and provided, further, that the provisions of this Section 5.4 shall not prohibit any retention of records or disclosure (a) required by any applicable legal requirement so long as reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same or (b) made in connection with the enforcement of any right or remedy relating to this Agreement. At or prior to the Closing, the Seller shall assign to the Company any rights which such Person may have under any confidentiality agreements or similar contractual obligations relating to the Company currently in effect.
     5.5 Non-Competition and Non-Solicitation. For a period of three (3) years from and after the Closing Date, neither the Seller nor its then existing Affiliates will write “Cargo,” “Non-Trucking Liability” or “Physical Damage” coverage in the United States. For the one year period from and after the Closing Date, neither Seller nor any of its then existing Affiliates will, directly or indirectly, solicit, recruit, offer employment, employ, engage as a consultant, lure or entice away or in any other manner persuade to leave the employ of the Purchaser or its Affiliates, any employee of the Purchaser or its Affiliates unless such employee is involuntarily terminated by Purchaser or its Affiliates or unless Purchaser or such Affiliate gives its written consent in connection therewith. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.5 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Section 5.5 shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     5.6 Updated Schedules. Notwithstanding any other provision of this Agreement to the contrary, Seller shall have the right from time to time after the date hereof and prior to the Closing Date to update the Disclosure Schedules to reflect occurrences, conditions or events that first arise or become known to Seller after the date of this Agreement. Seller shall deliver such updated Disclosure Schedules to Purchaser for review. If any such updated Disclosure Schedule, individually or in the aggregate, discloses a Material Adverse Effect (as used in Section 4.2.1 of this Agreement), Purchaser shall not be obligated to consummate the transactions contemplated hereby. Otherwise, the updated Disclosure Schedule shall be deemed properly to modify and to disclose exceptions to the representations and warranties of Seller set forth in this Agreement and delivery thereof shall not be deemed a breach or violation of any provision of this Agreement. From the date of the Agreement until the Closing Date, the Seller and the Company shall give the Purchaser prompt written notice upon becoming aware of (a) any development affecting the assets, liabilities, business, financial condition or Operations of the Company that has or could reasonably be expected to have a Material Adverse Effect; or (b) any event or circumstance that could reasonably be expected to result in a breach of, or inaccuracy in, any of the representations and warranties of the Seller and the Company, whether or not an updated Schedule could properly be delivered by Seller under this Section.
     5.7 Further Assurances.
     (a) From time to time after the Closing, each of Purchaser and Seller will take such further action and execute and deliver, or cause to be executed and delivered, such documents as either may reasonably request in order to consummate the transactions contemplated hereunder including, but not limited to, (i) more effectively vesting in Purchaser (or one of its Affiliates) good title to the Triumphe Shares; (ii) removing existing restrictions on the Company’s Operations in the State of Texas as described in Disclosure Schedule 3.1.9; and (iii) providing reasonable cooperation in the Purchaser’s preparation of the Company’s 2005 Annual Statement. If Purchaser requests assistance following the Closing that is, in Seller’s reasonable judgment, extraordinary, Seller shall so advise Purchaser and Purchaser agrees thereafter to reimburse Seller at the rate of $100 per hour for such services (plus expenses), with invoices to be submitted on a monthly basis and paid within 30 days thereafter; provided, however, that Seller shall not charge Purchaser for assistance with preparing the 2005 Annual Statement of the Company unless and until the total hours of Seller personnel supporting that effort exceed 30 between January 1, 2006 and March 1, 2006.
     (b) The Parties agree to use their reasonable and diligent efforts to cause the transactions contemplated hereby to be consummated as soon as possible after the date hereof. In furtherance of this undertaking, and not by way of limitation:
     (i) Seller will facilitate Purchaser’s access to the Company’s independent auditors and actuaries so that Purchaser may make inquiry with regard to and monitor progress toward completion of the audit and actuarial report to be delivered as conditions precedent to the Closing, with the cost associated with such participation to be borne by Purchaser. Following the execution of this Agreement, Seller will provide Purchaser with contact information for representatives of its independent auditors and actuaries.

     (ii) Seller and Purchaser will use their best efforts to facilitate the orderly transition of claims servicing responsibility related to policies issued under the programs evidenced by the Insurance Contracts listed on Schedule 3.1.18, items 3 and 4 (all of which programs are in runoff as more particularly described on Schedule 5.7(b)(ii)) which servicing obligations are currently performed by Seller’s Affiliate, VFS Insurance Services LLC. The transition will be evidenced by documentation in form and substance reasonably acceptable to both Seller and Purchaser.
     (c) In order to facilitate the resolution of any regulatory inquiries or claims made by or against or incurred by Seller, Purchaser or the Company under this Agreement, for a period of five (5) years following the Closing or such longer period as may be required by the record retention regulations, policies and procedures of the Internal Revenue Service, Purchaser and Seller shall, and shall cause their respective Affiliates to (i) retain the books and records of the Company in its possession which relate to periods prior to the Closing in a manner reasonably consistent with the prior practice of the Company, and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the other party reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records.
     (d) The Purchaser agrees to cooperate with the Seller to permit the Seller’s Affiliate to collect amounts owing under the Agency Agreement. Premium billing and collection will occur under the Agency Agreement, and any amounts collected by Seller or its Affiliates that are properly attributable to the Company’s business will be promptly forwarded to Purchaser as provided in the Agency Agreement. Seller also agrees to provide a data transfer to be accomplished by delivery in a SQL 2000 database as soon as reasonably possible following the Closing but in no event more than five business days thereafter. Seller agrees to provide Purchaser with a test database as soon as reasonably possible after the execution of this Agreement and to provide reasonable cooperation to Purchaser from the date hereof until such final data transfer to facilitate the delivery contemplated by this section 5.7(d).
     (e) Both prior to and after the Closing, Seller and Purchaser will use their best efforts to (i) reduce the amount of any outstanding letters of credit relating to the Company’s business, and (ii) prevent any liability under these letters of credit from being attributed to Company or Purchaser and to prevent the presentation of a draw against any of such letters of credit. In furtherance of this objective, and not by way of limitation, Purchaser agrees to use reasonable efforts to transfer any remaining active customers whose coverage was written by the Kemper group of insurance companies and reinsured by Triumphe (including both Physical Damage and Non-Trucking Liability coverages) from the current Kemper policies to policies written directly by National Interstate. Seller will cooperate with Purchaser to effectuate this transfer, which will then allow Seller to cancel the Kemper policies and remove any prospective risk from the Kemper companies.

ARTICLE 6
TAX MATTERS
     6.1. Indemnity.
     (a) Seller agrees to indemnify and hold harmless Purchaser against liability related to any of the following Taxes: (i) Taxes imposed on the Company with respect to Taxable Periods of the Company ending on or before the Closing Effective Date; (ii) with respect to Taxable Periods beginning before the Closing Effective Date and ending after the Closing Effective Date (“Straddle Period Taxes”), Taxes imposed on the Company which are allocable to the portion of such period ending on the Closing Effective Date; and (iii) Taxes of any Affiliate other than the Company under U.S. Treas. Reg. Section 1.1502-6 or any similar provision of state, local or foreign law and (iv) Taxes imposed on the Company in a Taxable Period (or portion thereof) ending after the Closing Effective Date arising from the settlement or other resolution of a proposed Tax adjustment which relates to a Taxable period (or portion thereof) ending on or before the Closing Effective Date. Notwithstanding the foregoing, Seller shall not be required to indemnify Purchaser against liability for any Taxes that are accrued or otherwise reserved in the Company’s financial records as of the Closing Effective Date.
     (b) In the case of Straddle Period Taxes, the portion of any such Tax that is allocable to the portion of the Taxable Period ending on the Closing Effective Date shall be:
     (i) In the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the Taxable Period ended with the Closing Effective Date; and
     (ii) In the case of Taxes imposed on a periodic basis with respect to the assets of the Company, or otherwise measured by the level of any item not listed in Section 6.1(b)(i) above, deemed to be the amount of such Taxes for the entire period for which such Tax is assessed (“Assessment Period”) (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Assessment Period), multiplied by a fraction the numerator of which is the number of calendar days in the Assessment Period ending on the Closing Effective Date and the denominator of which is the number of calendar days in the entire Assessment Period.
     (c) Purchaser will promptly remit to Seller all refunds received by Purchaser and attributable to Taxes paid by or on behalf of the Seller, unless and except to the extent that any such refunds were accounted for in the Purchase Price.

     6.2. Returns and Payments.
     (a) Seller shall prepare and file or otherwise furnish in proper form to the appropriate Taxing Authority (or cause to be prepared and filed or so furnished) in a timely manner all Tax Returns with respect to the Company for Taxable Periods ending on or before the Closing Effective Date. Purchaser shall prepare and file (or cause to be prepared and filed) all Tax Returns with respect to the Company for any Taxable Period ending after the Closing Effective Date. Tax Returns of the Company with respect to Straddle Period Taxes shall be prepared in a manner reasonably consistent with past practices employed with respect to the Company, except where a contrary manner is required by law. Purchaser shall provide the Seller and its authorized representatives with a copy of such completed Tax Return and statement certifying the amount of Tax shown on such Tax Return that is allocable to Seller pursuant to Section 6.1(b), together with appropriate supporting information and schedules at least forty-five (45) days prior to the due date (including extensions thereof) for the filing of such Tax Return, and such other party and its authorized representatives shall have the right to review and comment on such Tax Return and statement prior to the filing of such Tax Return.
     (b) Seller shall pay or cause to be paid when due and payable all Taxes with respect to the Company for any Taxable Period ending on or before the Closing Effective Date to the extent such Taxes exceed the amount, if any, accrued for such Taxes in the calculation of the Purchase Price. To the extent the amount accrued for any Taxes as of the Closing Effective Date exceeds the actual amount of such Taxes that are due and payable for periods ending on or before the Closing Effective Date, Purchaser shall promptly remit such excess to Seller.
     6.3. Consents.
     (a) After the Closing, Purchaser shall promptly notify Seller or Seller shall promptly notify Purchaser in writing of any written notice of a proposed assessment or claim in a contest (“Contest”) of Purchaser or Seller which, if determined adversely to the taxpayer, would be grounds for indemnification under this Article 6.
     (b) For all Consolidated Returns for any group of which Seller or any of its Affiliates is a member, Seller shall control all such Contests in connection therewith. Prior to the Closing Date, Seller shall control all Contests relating to non-Consolidated Returns of the Company. After the Closing Date, in the case of a Contest that relates to a non-Consolidated Return of the Company (or any item relating thereto or reported thereon) for a Taxable Period ending on or before or that includes the Closing Effective Date, Seller shall have the right at its expense to control the conduct of such Contest, and for all Taxable Periods thereafter, Purchaser shall control such Contests. If Seller does not assume the defense of any such Contest for a Taxable Period ending on or before or that includes the Closing Effective Date, Purchaser may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such contest after giving ten days prior written notice to Seller setting forth the terms and conditions of settlement. In the event of a Contest covered by the third sentence of this paragraph, that involves issues relating to a potential adjustment for which Seller has liability and that are required to be dealt with in a proceeding that also involves separate issues relating to a potential adjustment for which Purchaser would be liable, Purchaser shall have the right, at its expense, to control the Contest but only with respect to the latter issues.
     (c) With respect to issues relating to a potential adjustment relating to non-Consolidated Returns (or any item relating thereto or reported thereon) for which both Seller and Purchaser could be liable, (i) each party may participate in the Contest, and (ii) the Contest shall be controlled by Purchaser; provided, however, Purchaser may not settle any Contest without the prior consent of Seller if such settlement would result in an increase in the indemnification obligation of Seller pursuant to this Agreement or if such settlement would alter a tax position previously taken by the Seller. The principle set forth in the immediately preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (including, without limitation, choice of judicial forum) in situations in which separate issues are otherwise controlled under this Article 6 by Purchaser and Seller.
     (d) Neither Purchaser nor Seller shall enter into any compromise or agree to settle any claim pursuant to any Contest which would adversely affect the other party for such year or a subsequent year without the written consent of the other party, which consent may not be unreasonably withheld. Purchaser and Seller agree to cooperate, and Purchaser agrees to cause the Company to cooperate, in the defense against or compromise of any claim in any Contest.
          6.4. Time of Payment. Payment of any amounts due under this Article 6 in respect of Taxes shall be made (i) in the case of Tax Returns that are required to be filed by either Purchaser or Seller, as the case may be, after the Closing Date, no later than the due date of the applicable Tax Return that shows Taxes due for which the other party is responsible under Section 6.1(a) and 6.1(b) and (ii) in all other cases within three (3) Business Days following an agreement between Seller and Purchaser that an indemnity amount is payable, or a “determination” having been made as such term is defined in Section 1313(a) of the Code. If liability under this Article 6 is in respect of costs or expenses other than Taxes, payment of any amounts due under this Article 6 shall be made within five (5) Business Days after the Date when the relevant entity has been notified that such entity has a liability for a determinable amount under this Article 6 and is provided with calculations or other materials supporting such liability.
          6.5. Cooperation and Exchange of Information. Seller and Purchaser shall (i) each provide the other, and Purchaser shall cause the Company to provide Seller, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, Audit or other examination by any Taxing Authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other, and Purchaser shall cause the Company to retain and provide Seller, with any records of other information which may be relevant to such Tax Return, Audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such Audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any Period. Without limiting the generality of the foregoing, Purchaser shall retain, and shall cause the Company to retain, and Seller shall retain, until the applicable statutes of limitation (including any extension) have expired, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such returns for all Taxable Periods or portions thereof ending before or including the Closing Effective Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy same.
          6.6 Transfer Taxes. Seller shall bear the cost of any documentary, stamp, stock transfer or similar transfer Tax payable with respect to the transfer of the Triumphe Shares to the Purchaser.
          6.7 Miscellaneous.
     (a) Seller and Purchaser agree to treat all payments made by either of them to or for the benefit of the other (including any payments to the Company) under this Article 6, under other indemnity provisions of the Agreement and for any misrepresentations or breaches of warranties or covenants as adjustments to the Purchase Price or as capital contributions, as the case may be, for Tax purposes and that such treatment shall govern for all purposes hereof except to the extent that the laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis.
     (b) For purposes of this Article 6, all Taxes of the Company for all pre-Closing periods shall be determined without regard to the carryback of any net operating loss, capital loss, general business credit or other Tax attribute from a post-Closing period.
ARTICLE 7
TERMINATION
          7.1. Termination. This Agreement may be terminated at any time prior to the Closing Date by:
     (a) the mutual written consent of the Parties;
     (b) either Party, by written notice to the other Party, if the Closing shall not have occurred on or before January 3, 2006, provided, however, that this Agreement may not be terminated pursuant to the foregoing provision if the Parties are proceeding diligently and in good faith to close the transactions contemplated hereby and (i) the only unfulfilled condition precedent to Closing is the approval or disapproval of the transactions contemplated by this Agreement by the Pennsylvania Department of Insurance (or the Ohio Department of Insurance, to the extent required), and the required filings have been timely made, are being prosecuted in good faith and have not been denied; or (ii) the parties are engaged in arbitration as contemplated by Article 2 hereof. Notwithstanding the provisions of this subsection (b), if the failure to close the transactions contemplated by this Agreement within the time periods mentioned above is attributable to a Party’s malfeasance or the breach of any of its covenants hereunder such Party will not be entitled to terminate this Agreement pursuant to this subsection (b);
     (c) either Party, at any time after the final refusal to consent to the transfer of the Triumphe Shares as contemplated herein by the Pennsylvania Department of Insurance;
     (d) a Party, if there has been any material breach of any representation or covenant of the other Party (or, additionally in the case of Seller, the Company) hereunder and such breach shall not have been remedied within fifteen (15) days after the receipt from the non-breaching Party of a notice in writing specifying the nature of such breach and requesting that such breach be cured; or
     (e) a Party, if the other Party (or, additionally in the case of Seller, the Company) shall be unable to pay its liabilities when due, or has filed a voluntary petition in bankruptcy, or is adjudicated bankrupt or insolvent, or if any receiver is appointed for its business or property, or if any trustee in bankruptcy or insolvency shall be appointed under the laws of the United States government or of the several states, and such receiver or trustee has not been discharged within thirty (30) days after such appointment.
          7.2. Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, the entire escrow (Closing Payment plus accrued interest) shall be released to Purchaser and this Agreement, other than the provisions of Sections 3.1.12 (Brokers), 3.2.5 (Brokers), 9.3 (Expenses), 9.4 (Public Announcements), 9.12 (Governing Law), and 9.13 (Waiver of Jury Trial), shall become null and void and of no further force and effect and all rights and liabilities of the Parties hereunder shall terminate, except for liabilities with respect to breaches of any representations, warranties or covenants of this Agreement prior to the date of termination pursuant to Section 7.1. Additionally, the provisions of the Confidentiality Agreement dated February 3, 2004 with respect to the transaction contemplated hereby shall continue in full force and effect through December 31, 2006.
ARTICLE 8
INDEMNIFICATION
          8.1. Survival of Representations and Warranties. All representations and warranties made by the Parties in this Agreement or pursuant to the Disclosure Schedules, or any other schedule, certificate, instrument or document delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the Parties hereto and the Closing for a period of eighteen (18) months after the Closing Date; provided, however, that the representations and warranties contained in Sections 3.1.10 (Taxes) and 3.1.17 (No Employee Claims) shall terminate upon the expiration of the applicable statute of limitations period (including extensions thereof) for any claims made in respect of the matters referred to in such Sections and provided, further, that the representations and warranties of Seller contained in Sections 3.1.2 (Triumphe Shares) and 3.1.12 (Brokers), and 3.1.14 (Absence of Claims), and of Purchaser in Section 3.2.5 (Brokers) shall survive the Closing and remain in effect indefinitely. Any and all covenants and agreements contained herein shall survive until performed pursuant to the terms hereof or waived. Notwithstanding the foregoing, any covenant, representation or warranty as to which a claim shall have been instituted prior to the applicable expiration date as herein provided shall continue to survive until such claim has been finally decided, settled or adjudicated.
     8.2. Additional Definitions. For purposes of this Agreement, (i) “indemnified party” means a Person asserting a claim for indemnification under this Agreement, (ii) “indemnifying party” means a Person against whom a claim for indemnification is asserted under this Agreement, and (iii) “Indemnifiable Losses” means any and all actual damages, claims, suits, actions, demands, losses, judgments, settlements, liabilities or out-of-pocket expenses (including reasonable attorneys’ fees and expenses and court costs).
     8.3. Indemnity.
     (a) Seller hereby indemnifies Purchaser, its Affiliates (including the Company) and their respective directors, officers, employees and agents, and holds such parties harmless from and against and in respect of, and shall on demand pay or reimburse Purchaser, its Affiliates (including the Company) and their respective directors, officers, employees and agents, for, Indemnifiable Losses, whether or not resulting from third party claims, resulting from or arising out of or relating to, directly or indirectly (i) the breach of any representation or warranty of Seller or the Company contained in this Agreement, (ii) the nonperformance, partial or total, of any covenant or agreement of Seller or the Company contained in this Agreement, or (iii) the matters described on Disclosure Schedule 8.3, as such schedule may be amended by mutual agreement of the Parties from time to time as a result of Purchaser’s due diligence following the date of this Agreement.
     (b) Purchaser hereby indemnifies Seller and its Affiliates, and their respective directors, officers, employees and agents, and holds such parties harmless from and against and in respect of, and shall on demand pay or reimburse Seller and its Affiliates, and their respective directors, officers, employees and agents, for Indemnifiable Losses, whether or not resulting from third party claims, resulting from or arising out of or relating to, directly or indirectly, (i) the breach of any representation or warranty of Purchaser contained in this Agreement, (ii) the nonperformance, partial or total, of any covenant or agreement of Purchaser contained in this Agreement, or (iii) the operation of the Company after the Closing Date (including but not limited to any act or omission by Purchaser or its representatives (including but not limited to the Company after the Closing) that directly causes a draw to be presented against any letter of credit issued on behalf of any Affiliate of the Seller with respect to the business operations of the Company), except to the extent attributable to any pre-Closing conduct of the business by Seller or the Company.
     (c) Notwithstanding anything herein to the contrary, Seller shall not be liable hereunder for any amounts in excess of the Purchase Price.

     (d) Purchaser shall be entitled to indemnification hereunder only when the aggregate of the Indemnifiable Losses exceeds $ 25,000 (the “Deductible Amount”), whereupon Purchaser shall be entitled to indemnification for all Indemnifiable Losses in excess of the Deductible Amount.
          8.4. Third Party Claims. If a claim by a third party is made against a party indemnified pursuant to this Article 8, and if such indemnified party intends to seek indemnity with respect thereto under this Article 8, the indemnified party shall promptly (and in any case within 10 days after the indemnified party receives notice of such claim being made) notify the indemnifying party of such claim; provided, however, that any failure of the indemnified party to notify promptly the indemnifying party of such claim shall not relieve the indemnifying party of its obligations pursuant to this Article 8 except to the extent that the indemnifying party would be actually prejudiced under this Article 8 in any way as a result of such failure. The indemnifying party shall have the right (but not the obligation) to undertake, conduct, and control, through counsel of its own choosing and at the indemnifying party’s expense, the settlement or defense thereof, provided the indemnifying party (i) proceeds in good faith, expeditiously, and diligently and (ii) provides the indemnified party a written undertaking reasonably acceptable as to form to the indemnified party (A) to absolutely and unconditionally, irrespective of any defense based on this Article 8 or otherwise, pay promptly the full amount of any final judgment with respect to such claim and (B) to post any necessary bonds or other security required in order to stay any judgment pending an appeal in the event that the indemnifying party shall elect to prosecute such appeal; the indemnified party shall cooperate with the indemnifying party or parties electing to defend in connection therewith, provided that the indemnifying party shall permit the indemnified party or parties to participate in such settlement or defense through counsel chosen by the indemnified party, provided that (except as provided below) the fees and expenses of such counsel shall be borne by the indemnified party. Without the prior written consent of the indemnified party, which consent shall not unreasonably be withheld or delayed, the indemnifying party will not enter into any settlement of any such claim. If the indemnifying party does not serve on the indemnified party by certified mail, postage prepaid, return receipt requested (or nationally-recognized overnight courier, delivery confirmed), a written notice of its intention to defend or does not commence to contest any matter within 10 Business Days after receipt of notice from the indemnified party of the existence of such matter, or if the indemnifying party disputes it is liable to the indemnified party for any sum pursuant to this Article 8 or fails to deliver the undertaking described above, the right to defend such claim shall be deemed waived, and the indemnified party shall have full right and power to defend or otherwise deal with, settle and dispose of the matter (and shall be indemnified for the fees and expenses of counsel retained for such purpose); provided, however, that the indemnified party or parties will not enter into any settlement or pay (except pursuant to a final court order or judgment) any such claim without the prior written consent of the indemnifying party, which consent shall not unreasonably be withheld or delayed. Notwithstanding the foregoing, the indemnified party or parties shall have the right to pay or settle any such claim without the prior written consent of the indemnifying party, provided that in such event such party or parties shall waive any right to indemnity therefor by the indemnifying party.
          8.5 Indemnity Payments. The amount of any Indemnifiable Losses for which indemnification is provided under this Article 8 shall be (i) net of (y) any amounts recovered or recoverable by an indemnified party pursuant to any indemnification agreement with any third party, other than any insurance policy, and (z) any insurance proceeds (net of associated incremental premiums) available as an offset against such Indemnifiable Losses and (ii) increased to take account of any net tax cost incurred by any indemnified party arising from the receipt or accrual of indemnity payments hereunder and reduced to take account of any net tax benefit realized by any indemnified party from the incurrence or payment of any such Indemnifiable Loss.
          8. 6. Exclusive Remedy. Other than with respect to Taxes, the indemnities provided for in this Article 8 shall be the sole and exclusive remedies of the Purchaser, the Company or the Seller, as the case may be, with respect to the transaction contemplated by this Agreement; provided, that nothing herein shall limit in any way any such Party’s remedies in respect of fraud or intentional misrepresentation or omission by the other Party in connection herewith or the transactions contemplated hereby or the rights of such Party to such equitable remedies as may be available.
          8.7 Miscellaneous. The rights of each indemnified party under this Article 8 are cumulative, and each such Person shall have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Article 8 without regard to the availability of a remedy under any other provision of this Article 8. Seller hereby agrees that it shall not make any claim for indemnification against the Purchaser or Company by reason of the fact that Seller was a controlling person or representative of Company or was serving as such for another Person at the request of Purchaser or Company with respect to any claim brought by Purchaser (or another indemnified party) against Seller relating to this Agreement or the transactions contemplated hereby, and Seller expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against Company with respect to any amounts owed by Seller pursuant to this Article 8.
ARTICLE 9
MISCELLANEOUS
          9.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered by nationally-recognized overnight courier service or by first-class registered or certified mail, postage prepaid, return receipt requested, addressed:
     if to Seller:
Triumphe Insurance Holdings, LLC
c/o Volvo Commercial Finance
7025 Albert Pick Road, Suite 105
Greensboro, NC 27409
Attn: General Counsel/Legal Department

     if to Purchaser:
National Interstate Insurance Company
3250 Interstate Drive
Richfield, OH 44286-9000
Attention: General Counsel
Seller or Purchaser may designate another addressee or change its address for notices and other communications hereunder by a notice given to the other Party in the manner provided for herein.
          9.2. Entire Agreement. This Agreement (including all exhibits and Disclosure Schedules) supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof, and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof (except to the extent that the Confidentiality Agreement described in Article VII hereof will survive in the event that this Agreement is terminated prior to Closing).
          9.3. Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.
          9.4. Public Announcements. At all times at or before the Closing, Seller and Purchaser will not issue or make any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby without the consent of the other. If either party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by law in order to discharge such party’s disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof. Seller and Purchaser will also obtain the other party’s prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement, such approval not to be unreasonably withheld. Thereafter the provisions of this Section 9.4 shall cease to apply to Seller and Purchaser.
          9.5. Waiver; Construction.
     (a) Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, shall not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.
     (b) Neither the listing nor description of any item, matter, or document in any Disclosure Schedule hereto nor the furnishing or availability for review of any document shall be construed to modify, qualify or disclose an exception to any representation or warranty of any party made herein or in connection herewith, except to the extent that such representation or warranty specifically refers to such Disclosure Schedule and such modification, qualification or exception is clearly described in such Disclosure Schedule.
          9.6. Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.
          9.7. No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.
          9.8. No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except for assignments and transfers by operation of law, and except that Purchaser may assign all of its rights hereunder to one or more entities, 100% of the interests in which are owned directly or indirectly by Purchaser or National Interstate Corporation (“Parent”), provided Purchaser remains liable for all obligations of “Purchaser” hereunder and Parent’s undertaking set forth below remains in full force and effect. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.
          9.9. Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
          9.10. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable, under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

          9.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
          9.12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the provisions thereof relating to conflicts of law. The Parties each irrevocably submit to the non-exclusive jurisdiction of any Pennsylvania State or United States Federal court sitting in the County of Dauphin over any suit, action or proceeding arising out of or relating to this Agreement. The Parties each irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in any such court and any claim that any such proceeding brought in such court has been brought in an inconvenient forum. The Parties each agree that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding on it and may be enforced in any court to the jurisdiction of which it is subject by a suit upon such judgment.
          9.13. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.
          9.14 Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other party shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it shall not assert that the defense that a remedy at law would be adequate.

          IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

NATIONAL INTERSTATE INSURANCE COMPANY
By:	/s/ Gary N. Monda
Title: Vice President

Undertaking of National Interstate Corporation
National Interstate Corporation, an Ohio corporation and the Parent of Purchaser, acting by and through its duly-authorized officer, joins in the execution of this Agreement for the exclusive purpose of guaranteeing to Purchaser the timely payment of Purchaser’s obligations with respect to Indemnifiable Losses as provided in Article 8 of this Agreement.

NATIONAL INTERSTATE CORPORATION
By:	/s/ Paul F. Haffner
Title: Vice President

[Signatures Continue on Following Page]

          IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

TRIUMPHE INSURANCE HOLDINGS LLC
By:	/s/ Larry A. Weisberg
Title: Larry A. Weisberg, President

Undertaking of VFS US LLC
VFS US LLC, a Delaware Limited Liability Company and Affiliate of Seller, acting by and through its duly-authorized officer, joins in the execution of this Agreement for the exclusive purpose of guaranteeing to Purchaser the timely payment of Seller’s obligations with respect to Indemnifiable Losses as provided in Article 8 of this Agreement.

VFS US LLC
By:	/s/ Teresa D. Davidson
Title: Teresa D. Davidson, Vice President

EXHIBITS
Exhibit A       —       Escrow Agreement

DISCLOSURE SCHEDULES

Schedules
1.1	Officers of Seller

1.2	Officers of Purchaser

2.2	Contingent Liabilities

3.1.3	Permitted Liens

3.1.4	Seller Consents

3.1.5	Financial Statements; Assets

3.1.6	Liabilities

3.1.7	Litigation

3.1.9	Insurance Regulation

3.1.10	Taxes

3.1.11	Certain Changes

3.1.13	Conduct of Operations

3.1.18	Contracts

3.1.19	Powers of Attorney and Suretyship

3.2.3	Purchaser Consents

5.7(b)(ii)	Policy and Claims Summary for Programs in Runoff

8.3	Indemnifiable Losses

Exhibit A
ESCROW AGREEMENT
     This Escrow Agreement (this “Agreement”) is made and entered into as of [    ], 2005, by and among TRIUMPHE INSURANCE HOLDINGS LLC, a Delaware limited liability company (“Seller”), NATIONAL INTERSTATE INSURANCE COMPANY, an Ohio corporation (“Purchaser”), and KEYBANK NATIONAL ASSOCIATION, a national banking association, as escrow agent (the “Escrow Agent”).
     WHEREAS, Seller and Purchaser have entered into a Stock Purchase Agreement, dated as of September 30, 2005 (the “Purchase Agreement”), pursuant to which, among other things, Seller has agreed to sell, and Purchaser has agreed to purchase, all of the Triumphe Shares. Seller and Purchaser are required under the terms of the Purchase Agreement to enter into this Agreement;
     WHEREAS, this Agreement sets forth the rights and obligations of Seller, Purchaser, and the Escrow Agent concerning the opening, administration, and closing of the escrow account required to be established pursuant to the Purchase Agreement; and
     WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Purchase Agreement.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Purchaser, and the Escrow Agent hereby agree as follows:
1.The Escrow Account.
1.1 Establishment of the Escrow Account. No later than November 30, 2005, Purchaser shall deposit with the Escrow Agent the Closing Payment in immediately available funds (the “Escrow Amount”). The Escrow Amount and all interest and earnings accrued on the Escrow Amount are hereinafter called the “Escrow Funds.” The Escrow Funds shall be held and applied by Escrow Agent in accordance with the terms set forth in this Agreement.
1.2 Investment of the Escrow Funds; Notice of Receipt; Information. The Escrow Agent shall, immediately upon receipt of the Escrow Amount: (a) deposit the Escrow Amount in a separate account maintained by the Escrow Agent; and (b) provide written notice to Seller and Purchaser of the Escrow Agent’s receipt of the Escrow Amount. The Escrow Agent shall invest the Escrow Amount in money market instruments. Any interest and earnings on the Escrow Funds shall, until disbursed in accordance with the terms of this Agreement, be reinvested by the Escrow Agent in the same manner as the Escrow Amount. Except as set forth in Section 2.2 of the Purchase Agreement, interest and earnings on the Escrow Funds shall inure to the benefit of Seller and accrue in the escrow account so long as any unpaid portion of the Purchase Price remains in the escrow account for the benefit of Seller. The Escrow Agent shall inform Seller and Purchaser about the state of the Escrow Funds, and the interest and earnings thereon, upon the written request of Seller or Purchaser.
2. Disbursement of the Escrow Funds. The disbursement of the Escrow Funds is governed by Article 2 and Section 7.2 of the Purchase Agreement. If the parties agree upon the Purchase Price by November 30, 2005, then the parties shall proceed to Closing. Should the final Purchase Price agreed upon by the parties be a positive value and less than the Escrow Amount, the Purchase Price plus accrued interest specifically attributable to the Purchase Price

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will be released to Seller at Closing, with the remaining escrow balance returned to Purchaser at Closing. Should the Purchase Price be a positive value and greater than the Escrow Amount, then at Closing the entire escrow (Escrow Amount plus all accrued interest) will be released to Seller, and Purchaser will concurrently make a payment to Seller in immediately available funds in an amount equal to the Purchase Price less the Escrow Amount. Should the Purchase Price be a negative value, the entire escrow (Escrow Amount plus all accrued interest) will be immediately released to Purchaser, and Seller will make a payment to Purchaser in immediately available funds in an amount equal to the amount the Purchase Price is below zero dollars.
     Should the Parties fail to agree on the final Purchase Price by November 30, 2005, the parties will nevertheless proceed to Closing and will submit their differences to binding arbitration in Harrisburg, Pennsylvania under the rules and procedures of the American Arbitration Association to determine the final Purchase Price. Should the final Purchase Price determined by the Arbitrator’s Order be a positive value and less than the Escrow Amount, the Purchase Price plus accrued interest specifically attributable to the Purchase Price will be immediately released to Seller, with the remaining escrow balance returned to Purchaser. Should the Purchase Price be a positive value and greater than the Escrow Amount, the entire escrow (Escrow Amount plus all accrued interest) will be immediately released to Seller, and Purchaser will make a payment to Seller in immediately available funds in an amount equal to the Purchase Price less the Escrow Amount. Should the Purchase Price be a negative value, the entire escrow (Escrow Amount plus all accrued interest) will be immediately released to Purchaser, and Seller will make a payment to Purchaser in immediately available funds in an amount equal to the amount the Purchase Price is below zero dollars. The balances shall be settled by either party as the case may be within fifteen (15) days of the arbitration award. All fees and expenses of the arbitration shall be borne equally between Seller and Purchaser. For purposes of clarity, such fees and expenses shall not include the parties’ respective legal and accounting fees, which shall be the obligations of the respective parties contracting for any such services.
3. Release of the Escrow Funds. The release of the Escrow Funds is governed by Article 2 and Section 7.2 of the Purchase Agreement. The Escrow Funds shall be released no later than the later of (i) the Closing, or (ii) if the Purchase Price is not determined as of the Closing Date, then pursuant to the Arbitrator’s Order. The Escrow Agent will disburse funds upon receipt of joint written instructions executed by Purchaser and Seller or written instructions received from Arbitrator. Escrow Agent will not be responsible for determining or calculating amounts to be disbursed.
4. General Provisions.
4.1 Records. The Escrow Agent shall maintain a record of all amounts deposited in the escrow account, all interest and earnings on the Escrow Funds, and all disbursements made by it. The Escrow Agent shall, upon reasonable request, make such records available to Seller and Purchaser for inspection during normal business hours.
4.2 Limitation of the Escrow Agent’s Responsibility. In making disbursements under this Agreement, the Escrow Agent shall not be required to use any funds other than the Escrow Funds, and the interest and earnings thereon. The duties and obligations of the Escrow Agent hereunder shall be determined solely pursuant to the express provisions of this Agreement.
4.3 Conditions of the Escrow Agent’s Obligations.
     (a) The Escrow Agent shall be entitled to rely, and shall be protected in acting in reliance, upon any instructions or directions furnished to it in writing by Seller and/or Purchaser

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pursuant to any provisions of this Agreement and shall be entitled to reasonably treat any such instruction or direction as genuine and as the document it purports to be; provided that any disbursements pursuant to Section 2 hereof and Section 2.2 of the Purchase Agreement shall be made only upon joint written instructions of the Seller and Purchaser as contemplated by Section 4.5 hereof or the Arbitrator’s Order. The Escrow Agent shall not be liable, except for its gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against the Escrow Agent, the other parties hereto shall jointly and severally indemnify and hold harmless the Escrow Agent (and any successor escrow agent) from and against any and all losses, liabilities, claims, actions, damages, and expenses, including reasonable attorneys fees and disbursements, arising out of or in connection with this Agreement.
     (b) The Escrow Agent shall be entitled to a fee of One Thousand Dollars ($1,000.00) for its services under this Agreement. The fee of the Escrow Agent shall be borne equally between Seller and Purchaser.
     (c) The Escrow Agent may resign by giving Seller and Purchaser not less than seven (7) days advance written notice of its intention to do so; provided, however, that the Escrow Agent shall continue to serve until Seller and Purchaser shall have appointed a successor escrow agent. The Escrow Agent may be removed and replaced following the giving of not less than seven (7) days prior written notice to the Escrow Agent by both Seller and Purchaser.
4.4 Termination of this Agreement. This Agreement shall terminate, and the obligations of the Escrow Agent under this Agreement shall be discharged, upon the disbursement of all of the Escrow Funds and all interest and earnings thereon.
4.5 Joint Written Instructions. Notwithstanding any other provision of this Agreement, the Escrow Agent shall at all times act with respect to the holding and disposition of the amounts held in the escrow account in accordance with any joint written instructions signed on behalf of both Seller and Purchaser which may include a copy of the signed Purchase Agreement.
4.6 Notices. All notices and other communications under this Agreement shall be given in accordance with Section 9.1 of the Purchase Agreement, and shall be deemed to have been given as provided therein, to the addresses of Seller and Purchaser as provided therein and to the following address and facsimile number of the Escrow Agent:
KeyBank National Association
127 Public Square
Corporate Escrow Dept., 14th Floor
Cleveland, Ohio 44114
Attn: Terrence J. Stone
Facsimile: (216) 689-3777
     4.7 Governing Law; Modification; Binding Effect; Assignment.
    (a) The construction, validity and performance of this Agreement and all disputes, claims and matters between the parties relating to this Agreement shall be governed in all respects by the substantive laws of the state of Pennsylvania.
    (b) None of the terms or conditions of this Agreement may be changed, waived, modified, or varied in any manner whatsoever unless made in a writing duly signed by Seller,

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Purchaser, and the Escrow Agent. As between Seller and Purchaser, in the case of any inconsistency between the terms of this Agreement and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall control.
    (c) This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that, neither Purchaser nor Seller may assign, delegate, or otherwise transfer any of their rights or obligations under this Agreement without the written consent of the other party; provided, however, that Purchaser may assign, delegate, or otherwise transfer its rights and obligations under this Agreement to an Affiliate of Purchaser to which the Purchase Agreement has been rightfully assigned without the written consent of Seller. Such an assignment, delegation or other transfer will not, however, release Seller or Purchaser from any of its obligations under this Agreement. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any third party any rights or remedies under or by reason of this Agreement.
4.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall together constitute but one and the same instrument.
4.9 Escrow Agent Remedies.
        (a) In the event of any ambiguity or uncertainty under this Agreement or in any notice, instruction or other communication received by the Escrow Agent hereunder, the Escrow Agent shall refrain from taking any action other than retaining possession of and investing the Escrow Funds, until the Escrow Agent receives joint written instructions, signed by Seller and Purchaser, which eliminates such ambiguity or uncertainty.
        (b) In the event of any dispute between or conflicting claims by or between Seller and Purchaser and/or any other person or entity with respect to any Escrow Funds, the Escrow Agent shall refuse to comply with any and all claims, demands or instructions with respect to such Escrow Funds so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way to Seller or Purchaser for failure or refusal to comply with such conflicting claims, demands or instructions. The Escrow Agent shall refuse to act until such conflicting or adverse claims or demands shall have been determined (i) pursuant to terms of this Agreement or Article 2 or Section 7.2 of the Purchase Agreement by a final order, judgment or decree of a court or arbitration tribunal of competent jurisdiction, which order, judgment or decree is not subject to appeal; or (ii) settled by agreement between the conflicting parties as evidenced in a written document signed by both Seller and Buyer and reasonably satisfactory to the Escrow Agent.
        (c) The Escrow Agent may elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary; provided that the Escrow Agent shall not commence such an action until Seller and Purchaser have had a reasonable amount of time in which to resolve such conflict, adverse claims or demands pursuant to the terms of this Agreement and the Purchase Agreement.
4.10 Legal Requirements. Seller and Purchaser shall provide the Escrow Agent with any and all documents and information that the Escrow Agent requires to fulfil its legal obligations under any applicable law with respect to this Agreement.

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[signatures follow on the next page]

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     IN WITNESS WHEREOF, Seller and Purchaser have each executed this Agreement as of the date first written above.

TRIUMPHE INSURANCE HOLDINGS LLC
By:
Name:
Title:

NATIONAL INTERSTATE INSURANCE COMPANY
By:
Name:
Title:

     The Escrow Agent hereby agrees to be bound by the terms of this Agreement and to hold, invest and disburse all amounts deposited with it hereunder in accordance with the terms and conditions set forth in this Agreement.

KEYBANK NATIONAL ASSOCIATION, as the Escrow Agent
By:
Name:
Title:

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